Exhibit 99.1

Smart Balance Announces First Quarter 2011 Results

Company Delivers Strong Earnings Performance and Reaffirms Outlook for Full Year

Paramus, N.J. (May 5, 2011) – Smart Balance, Inc. (NasdaqGM: SMBL) today announced its financial results for the first quarter ended March 31, 2011 and reaffirmed its outlook for the full year.  Earnings per share for the first quarter of 2011 advanced 20% versus year-ago to $0.06, while earnings per share, excluding one-time items, advanced 40% versus year-ago to $0.07.   Strong expense management during the quarter more than offset the anticipated impacts of timing and significant pricing activity that weighed on net sales in the quarter.

The Company indicated that, as anticipated, the timing of Easter and significant promotional activities to maintain pricing in the spreads category, following the double-digit category price increase in early 2011, were significant factors in its net sales results.  For the quarter, net sales declined 6% to $59.7 million.

Commenting on the announcement, Chairman and Chief Executive Officer Stephen Hughes stated, “We are pleased with our bottom-line performance in the quarter, which was in line with our expectations.  As previously communicated, the anticipated impact of Easter timing, along with our planned increase in trade promotional spending as we transition to the significant price increases taken earlier in the year, put unusual pressure on our top-line results for the quarter.  However, our successful management of expenses, including a focused approach on driving efficiency and effectiveness of our overall marketing investment, enabled us to deliver double-digit growth in earnings per share for the quarter.  Looking ahead, we remain cautious regarding the economic and consumer environments and the impact of inflationary pressures on commodity prices.  Nevertheless, we plan to continue to manage the business aggressively to strengthen our positions in the marketplace and achieve the financial objectives previously communicated.”

First Quarter Results

Net sales in the first quarter of 2011 were $59.7 million, compared to net sales of $63.6 million in the first quarter of 2010.    This performance primarily reflected lower net volume, largely stemming from the timing of Easter and the discontinuation of sour cream, as well as higher promotional spending to support recent pricing actions and changes in product mix.  Partially offsetting these factors were higher selling prices and lower slotting fees.

In the spreads category, sales growth from the Company’s Earth Balance® and Bestlife™ brands, driven by higher case shipments and distribution gains, was more than offset by a decline in Smart Balance® spreads, resulting in an overall spreads sales decline of 8%.    The Company indicated that the timing of Easter and the impact of pricing activity in the spreads category were significant factors in the sales performance of its Smart Balance® brand spreads in the quarter.  The Company’s total spreads market share1 in the first quarter of 2011 declined 50 basis points versus year-ago to 15.1% on a dollar basis, while total spreads market share on a volume basis increased 40 basis points.   The decline in dollar market share for the quarter was due, in part, to the timing associated with achieving on-shelf price increases versus that of the competition, as well as a higher mix of the Company’s Bestlife™ value brand in its overall results.

Smart Balance® enhanced milk sales increased 39% in the quarter, as the Company continues to benefit from the 2010 expansion of its distribution beyond the established markets of Florida and the Northeast.  Smart Balance® enhanced milk is now sold in approximately 64% of the supermarkets in the U.S., and its market share in the healthy premium milk segment, which consists of organic, lactose-modified, soy, almond and enhanced varieties, was 1.7% in the first quarter of 2011, compared to 1.0% in the year-ago period.

The Company’s grocery products portfolio registered a 1% increase in sales versus the year-ago first quarter, largely reflecting higher volume of cooking oil and mayonnaise, as retailers increased purchases ahead of the Company’s price increase, almost entirely offset by lower volume of popcorn.

The Company indicated that its Earth Balance® portfolio continued to perform well, registering a sales gain of 10% versus year-ago in the first quarter.  This gain was primarily driven by growth of Earth Balance® spreads and soymilks in the natural foods channel, as well as new distribution of Earth Balance® products in the grocery channel.

Gross profit in the first quarter of 2011 was $28.4 million, or 47.6% of net sales, compared with gross profit of $33.3 million, or 52.4% of net sales, in the first quarter of 2010.  This performance reflected the planned increase in promotional spending to support recent pricing actions, as well as lower overall volume, a product mix shift to lower margin products and the impact of rising commodity costs. Partially offsetting these impacts were higher selling prices.

Operating income increased 31% to $7.6 million in the first quarter of 2011, compared to operating income of $5.8 million in the first quarter of 2010.   This performance primarily reflected lower non-promotional marketing expenses, due to the planned shift in the Company’s overall marketing mix to trade promotions and coupons (promotional expenses) to support recent pricing actions.  Also significantly benefiting the operating income comparison for the quarter were lower stock-based compensation expenses -- including the pre-tax, one-time benefit related to the forfeiture of non-vested stock options associated with restructuring actions taken in previous periods.  Partially offsetting these positive factors was the decline in gross profit for the 2011 quarter.

Cash operating income was even with year-ago at $10.9 million in the first quarter, reflecting lower non-promotional marketing expenses due to the planned shift during the quarter to promotional spending to support recent pricing actions, offset by the decline in gross profit.  The table below provides a reconciliation of operating income to cash operating income, a non-GAAP measure.

Reconciliation of Operating Income to Cash Operating Income – First Quarter

$ in Millions	2011	2010

Operating Income	7.6	5.8
Less non-cash and one-time items affecting Operating Income:
Stock-based compensation expense	2.2	3.8
Forfeiture of non-vested stock options	(0.4)	-
Depreciation	0.3	0.3
Amortization of intangibles	1.2	1.0

Subtotal non-cash/one-time items	3.3	5.1
Cash Operating Income	10.9	10.9

Net income in the first quarter of 2011 was $3.5 million, or $0.06 per share, compared with net income of $3.0 million, or $0.05 per share, in the year-ago quarter.  The 2011 quarter was unfavorably impacted by a net charge of approximately $0.7 million, or $0.01 per share, related to the forfeiture of non-vested stock options associated with restructuring actions taken in previous periods.   Excluding this after-tax, restructuring-related charge, net income in the first quarter of 2011 advanced 40% versus year-ago to $4.2 million, or $0.07 per share.   This performance reflected the growth in operating income, coupled with a $0.8 million gain on commodities hedging, as well as lower net interest expense.

	Reconciliation of One-time Items Affecting Net Earnings and EPS – First Quarter
	Net Earnings ($ Millions)		EPS ($ Per share)
	2011	2010	2011	2010

Reported	3.5	3.0	0.06	0.05
Less one-time items:

Forfeiture of non-vested stock options	0.7	-	0.01	-

Excluding one-time Items	4.2	3.0	0.07	0.05

During the first quarter, the Company re-purchased approximately 0.5 million shares of its common stock at a total cost of $2.1 million.  In addition, as previously disclosed, the Company successfully amended and upsized its credit facility during the first quarter, in an oversubscribed transaction that enhanced the Company’s strategic flexibility and reduced its interest expense going forward.

Full Year Outlook

The Company continues to believe that, notwithstanding the continued difficult and uncertain macroeconomic and consumer environments, its performance in 2011 will benefit from the significant, brand-building investments already made and the new growth platforms already established.  For the full year of 2011, the Company expects to grow net sales in the mid-single-digit range and cash operating income in the high-single-digit range versus year-ago.

Footnotes

1 All references to market share are based on U.S. mass-market dollar volume according to The Nielsen Company (an independent research entity), unless otherwise noted.

Forward-looking Statements

Statements made in this press release that are not historical facts, including statements about the Company’s plans, strategies, beliefs and expectations, are forward-looking and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These statements may include use of the words “expect”, “anticipate”, “plan”, “intend”, “project”, “may”, “believe” and similar expressions.  Forward-looking statements speak only as of the date they are made, and, except for the Company’s ongoing obligations under the U.S. federal securities laws, the Company undertakes no obligation to publicly update any forward-looking statement, whether to reflect actual results of operations, changes in financial condition, changes in general economic or business conditions, changes in estimates, expectations or assumptions, or circumstances or events arising after the issuance of this press release. Actual results may differ materially from such forward-looking statements for a number of reasons, including those risks and uncertainties set forth in the Company’s filings with the SEC and the Company’s ability to:

•	maintain and grow those revenues derived from our Smart Balance® buttery spread products which we generate a substantial portion of our revenues;
•	maintain margins during periods of commodity cost fluctuations;
•	introduce and expand distribution of our new products;
•	meet marketing and infrastructure needs:
•	respond to changes in consumer demand;
•	respond to adverse publicity affecting the Company or industry;
•	comply with regulatory requirements;
•	maintain existing relationships with and secure new customers;
•	continue to rely on third party distributors, manufacturers and suppliers;
•	grow net sales in a competitive environment and with increasingly price sensitive consumers; and
•	maintain volume in light of price increases stemming from rises in commodity costs.

Non-GAAP Financial Measures

The Company reports its financial results in accordance with accounting principles generally accepted in the United States ("GAAP").

The Company uses the term “cash operating income” as an important measure of profitability and performance.  Cash operating income is a non-GAAP measure defined as operating income excluding stock based compensation, depreciation, amortization of intangibles, impairment charges and net realignment charges.  Our management uses cash operating income for planning purposes, and we believe this measure provides investors and securities analysts with important supplemental information regarding the Company’s profitability and operating performance.  However, non-GAAP financial measures such as cash operating income should be viewed in addition to, and not as an alternative for, the company's results prepared in accordance with GAAP.  In addition, the non-GAAP measures the company uses may differ from non-GAAP measures used by other companies.  We have included in this press release reconciliations of cash operating income to operating income as calculated in accordance with GAAP.

About Smart Balance, Inc.
Smart Balance, Inc. (NasdaqGM: SMBL) is committed to providing superior tasting heart healthier alternatives in every category it enters by avoiding trans fats naturally, balancing fats and/or reducing saturated fats, total fat and cholesterol, and/or by incorporating ingredients that consumers may be missing in their diets.  The company markets the Smart Balance® line of products, which include Smart Balance® Buttery Spreads, Enhanced Milks, Buttery Sticks, Peanut Butter, Microwave Popcorn, Cooking Oil, Mayonnaise Dressing, Non-Stick Cooking Spray and Cheese, and also markets natural food products under the Earth Balance® brand and healthier lifestyle products under the Bestlife™ brand.

For more information about Smart Balance, Inc., Smart Balance® products and the Smart Balance™ Food Plan, please visit www.smartbalance.com.

Contact:
Carole Buyers
Vice President Investor Relations &
Business Development
Smart Balance, Inc.
cbuyers@smartbalance.com
303-652-0521 x152

SMART BALANCE, INC. AND SUBSIDIARY
Consolidated Balance Sheets
(In thousands, except share data)

	March 31, 2011	December 31, 2010
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$5,792	$3,840
Accounts receivable, net of allowance of: $288 (2011) and $261 (2010)	14,235	12,960
Accounts receivable - other	1,376	755
Inventories	8,587	7,949
Prepaid expenses and other assets	3,754	2,651
Deferred tax asset	2,260	2,320
Total current assets	36,004	30,475
Property and equipment, net	5,462	5,378
Other assets:
Goodwill	248,912	248,912
Intangible assets, net	148,875	150,017
Deferred costs, net	2,970	1,467
Other assets	2,063	2,154
Total other assets	402,820	402,550
Total assets	$444,286	$438,403
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable and accrued expenses	$24,681	$23,481
Income taxes payable	772	457
Current portion of long term debt	5,000	5,000
Total current liabilities	30,453	28,938
Long term debt	45,627	44,000
Deferred tax liability	45,116	44,165
Contract payable	4,125	5,500
Other liabilities	2,304	2,301
Total liabilities	127,625	124,904

Commitment and contingencies
Stockholders' equity
Common stock, $.0001 par value, 250,000,000 shares authorized; 62,630,683 (2011 and 2010) issued and 59,490,812 and 59,999,832 outstanding in 2011 and 2010, respectively	6	6
Additional paid in capital	536,334	534,568
Accumulated deficit	(207,084)	(210,627)
Treasury stock at cost (3,139,871 and 2,630,851 shares in 2011 and 2010, respectively)	(12,595)	(10,448)
Total stockholders' equity	316,661	313,499
Total liabilities and stockholders' equity	$444,286	$438,403

SMART BALANCE, INC. AND SUBSIDIARY
Consolidated Statements of Operations
(Unaudited)
(In thousands, except share data)

	Three Months Ended March 31,
	2011	2010
Net sales	$59,722	$63,635
Cost of goods sold	31,350	30,287
Gross profit	28,372	33,348

Operating expenses:
Marketing	5,501	10,423
Selling	5,150	5,205
General and administrative	10,128	11,932
Total operating expenses	20,779	27,560
Operating income	7,593	5,788

Other income (expense):
Interest expense	(790)	(945)
Other income (expense), net	654	(367)
Total other (expense)	(136)	(1,312)
Income before income taxes	7,457	4,476
Provision for income taxes	3,914	1,495
Net income	$3,543	$2,981

Net income per share - basic and diluted	$0.06	$0.05

Weighted average shares outstanding:
Basic	59,891,323	62,630,683
Diluted	59,892,031	62,632,799